Exhibit G

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”), dated as of March 31, 2017, is made by and among Gary Winemaster and Kenneth Winemaster (each a “Pledgor” and together, the “Pledgors”), in favor of Weichai America Corp., a company organized under the laws of the State of Illinois (the “Secured Party”).

WHEREAS, the Secured Party and Power Solutions International, Inc., a Delaware corporation (the “Company”) have entered into that certain Share Purchase Agreement dated as of March 20, 2017 (the “Share Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Secured Party certain securities of the Company on the terms and conditions set forth therein; and

WHEREAS, this Agreement is being entered into by the parties hereto in connection with the transactions contemplated under the Share Purchase Agreement and it is a condition to the obligations of the Secured Party under the Share Purchase Agreement that the Pledgors execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a)	Unless otherwise specified herein, all references to Sections herein are to Sections of this Agreement. Capitalized terms used but not defined herein shall have the meaning set forth in the Share Purchase Agreement

(b)	Unless otherwise defined herein or in the Share Purchase Agreement, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(c)	For purposes of this Agreement, the following terms shall have the following meanings:

“Pledge Effective Time” means the first anniversary of the date hereof, provided that at such time the Company has failed to obtain Stockholder Approval.

“Pledged Shares” means (i) with respect to Gary Winemaster, 2,000,000 shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) by Gary Winemaster, and (ii) with respect to Kenneth Winemaster, 2,180,545 shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) by Kenneth Winemaster.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Pledged Shares, the Uniform Commercial Code as in effect from time to time in such state.

2. Pledge. Each Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to such Pledgor’s Pledged Shares.

3. Secured Obligation. The Pledged Shares secure the obligation of the Company to effect the Stockholder Approval under the Stock Purchase Agreement, the Investor Rights Agreement and the Certificate of Designation for the Series B Redeemable Preferred Stock.

4. UCC Filings. Each Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Shares, without the signature of the Pledgor where permitted by law. Each Pledgor shall execute all such applications and other instruments as may be reasonably required by Secured Party in connection with securing the Pledged Shares or perfecting any Lien (including any UCC filings) on the Pledged Shares.

5. Representations and Warranties. Each Pledgor represents and warrants as follows:

a)	This Agreement has been duly executed and delivered by such Pledgor and the execution, delivery and performance of this Agreement by such Pledgor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Pledgor and no other actions or proceedings on the part of such Pledgor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

b)	Assuming due authorization, execution and delivery by the Secured Party and the other Pledgor, this Agreement shall constitute a legal, valid and binding agreement of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

c)

(i) such Pledgor (A) will (immediately prior to the Pledge Effective Time) be the beneficial owner of, and will have good and valid title to, its Pledged Shares, in each case, free and clear of Liens other than as created by this Agreement and the Shareholder Agreement, and (B) has the sole or shared voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Pledged Shares beneficially owned by it, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, the laws of the State of Delaware and the terms of this Agreement and the Shareholder Agreement; (ii) except pursuant to this Agreement and the Shareholder Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Pledgor is a party relating to the pledge, disposition or voting of any of its Pledged Shares, (iii) the Pledged Shares are not be subject to any voting trust agreement or other Contract to which such Pledgor is a party restricting or otherwise relating to the voting or transfer of the Pledged Shares other than this Agreement and the Shareholder Agreement; (iv) such Pledgor has not Transferred (as defined below) any Pledged Shares or any interests therein pursuant to any Derivative Transaction (as defined below); and (v) such Pledgor has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Pledged Shares, except as contemplated by this Agreement and the Shareholder Agreement;

d)	except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by such Pledgor nor the consummation of the transactions contemplated hereby, nor compliance by such Pledgor with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Pledgor pursuant to any Contract to which such Pledgor is a party or by which such Pledgor or any property or asset of such Pledgor is bound or affected, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Pledgor or any of such Pledgor’s properties or assets;

e)	as of the date hereof, there is no Action pending against such Pledgor or, to the knowledge of such Pledgor, any other person or, to the knowledge of such Pledgor, threatened against such Pledgor or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Pledgor of its obligations under this Agreement;

f)	The pledge, assignment and delivery of the Pledged Shares pursuant to this Agreement will create a valid first priority lien on and a first priority perfected security interest in the Pledged Shares pledged by Pledgor; and

g)	such Pledgor understands and acknowledges that the Secured Party is entering into the Share Purchase Agreement in reliance upon such Pledgor’s execution, delivery and performance of this Agreement.

6. Dividends; Voting Rights; Taxes.

a)	The Secured Party agrees that, until the Pledge Effective Time, the Pledgors shall remain the record owner of the Pledged Shares, and the Pledgors may, to the extent the Pledgors have such right as holders of the Pledged Shares, vote and give consents, ratifications and waivers with respect thereto.

b)	The Secured Party agrees that the Pledgors may, until the Pledge Effective Time, receive and retain all dividends and other distributions with respect to the Pledged Shares.

c)	Immediately following the Pledge Effective Time, each Pledgor shall, at the request of the Secured Party, either (i) (A) deliver to the Secured Party certificates evidencing the Pledged Shares, accompanied by stock powers duly executed in blank and (B) grant all necessary proxies and/or written consents to authorize the Secured Party to vote on 590,703 shares of Common Stock held by Pledgors on all matters submitted to a vote at any meeting of the stockholders, adjournment, postponement or continuation thereof; or (ii) execute all necessary proxies and/or written consents to authorize the Secured Party to vote the Pledged Shares on all matters submitted to a vote at any meeting of the stockholders, adjournment, postponement or continuation thereof, until the Stockholder Approval is obtained.

d)	Subject to Section 4, effective following the Pledge Effective Time, each Pledgor hereby, by execution of this Agreement, appoints the Secured Party as such Pledgor’s true and lawful attorney-in-fact, with full power of substitution, to act in such Pledgor’s capacity in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Secure Party’s discretion, for the purpose of signing and delivering all documents and taking such other action as the Secured Party shall deem necessary or advisable to give effect to the applicable provisions of the Stock Pledge Agreement which are triggered by the occurrence of the Pledge Effective Time.

e)	Following the Pledge Effective Time, the Secured Party shall be entitled to exercise its voting and other consensual rights with respect to the Pledged Shares and otherwise exercise the incidents of ownership thereof in any manner not inconsistent with this Agreement or the Shareholder Agreement. Following the Pledge Effective Time, cash dividends or other distributions made or other proceeds in respect of the Pledged Shares (other than any securities of the Company), to the extent permitted under the Certificate of Designations, Investor Rights Agreement and Shareholders Agreement, shall be held by the Secured Party in trust for the applicable Pledgor.

f)	The parties understand and agree that prior to Pledge Effective Time, each Pledgor will be treated as the owner of its Pledged Shares for all tax purposes and will take no position, on any tax return or otherwise, that is inconsistent therewith.

7. Transfers.

a)

Each of the Pledgors agrees that, from the date hereof until the Pledge Effective Time, it shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Pledged Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Pledged Shares (any such transaction, a “Derivative Transaction”), (b) deposit any Pledged Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Shareholder Agreement and this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Pledged Shares, (d) knowingly take any action that would make any representation or warranty of such Pledgor set forth herein untrue or incorrect or have the effect of preventing, disabling, or delaying him from performing any of his obligations under this Agreement or that is intended to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated under this Agreement or the performance by each Pledgor of his obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) of this Section 7(a).

b)	The Secured Party agrees that, except as permitted under this Agreement, it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Shares.

8. Additional Covenants. Each Pledgor shall:

(a)	agree, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of such Pledgor contained in this Agreement untrue or incorrect in any material respect or have or could reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Pledgor of its obligations under this Agreement; and

(b)	agree to permit the Secured Party to publish and disclose in any beneficial ownership reports filed with the SEC in accordance with Section 13 or Section 16 of the Exchange Act (or otherwise required under applicable securities laws or the rules of any applicable stock exchange), the nature of such Pledgor’s commitments, arrangements and understandings under the this Agreement.

9. Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived unless the same shall be in writing and signed by the Secured Party and the Pledgors, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

10. Addresses For Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Shareholder Agreement, and addressed to the respective parties at their addresses as specified therein or as to either party at such other address as shall be designated by such party in a written notice to each other party.

11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. No Waiver; Cumulative Remedies. Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its remedies hereunder, and no waiver by Secured Party shall be valid unless in writing and signed by Secured Party, and then only to the extent therein set forth. A waiver by Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Secured Party would otherwise have on any further occasion. No course of dealing between any Pledgor and Secured Party and no failure to exercise, nor any delay in exercising on the part of Secured Party, any right, power or privilege hereunder or under the Transaction Documents shall impair such right or remedy or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

13. Successors. This Agreement and all obligations of each Pledgor hereunder shall be binding upon the successors and assigns of such Pledgor, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party and its successors and assigns, except that such Pledgor shall not have any right to assign its rights or obligations under this Agreement or any interest herein without the prior written consent of Secured Party. Without limiting the generality of the immediately preceding sentence, Secured Party may assign or otherwise transfer its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to Secured Party herein or otherwise. Upon any such assignment of transfer, all references in this Agreement to Secured Party shall mean the assignee of Secured Party.

14. Termination; Release. Upon Stockholder Approval, (a) all of Pledgors’ obligations under this Agreement will terminate, (b) all Liens and security interests granted under this Agreement shall be released, (c) the Pledged Shares and any other property then held as part of the collateral in accordance with the provisions of this Agreement (including any monies at the time held by the Secured Party hereunder) shall be returned to the Pledgors or to such other Person as shall be legally entitled thereto, (d) any proxies granted pursuant to this Agreement shall automatically terminate without any further action by any person, and (e) all representations and warranties of Pledgor contained in this Agreement shall terminate.

15. Possession of Pledged Shares. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Shares in the physical possession of Secured Party pursuant hereto, neither Secured Party nor any nominee of Secured Party shall have any duty or liability to collect any sums due in respect thereof or to protect, preserve or exercise any rights pertaining thereto (including any duty to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to the Pledged Shares and any duty to take any necessary steps to preserve rights against any parties with respect to the Pledged Shares), and shall be relieved of all responsibility for the Pledged Shares upon surrendering them to Pledgor. Pledgor assumes the responsibility for being and keeping itself informed of the financial condition of the Company and of all other circumstances bearing upon the risk relating to failure to obtain stockholder approval of the matters required prior to the Pledge Effective Time, and Secured Party shall have no duty to advise Pledgor of information known to Secured Party regarding such condition or any such circumstance. Secured Party shall have no duty to inquire into the powers of any company or their respective officers, directors or agents thereof acting or purporting to act on their behalf except where reliance by Secured Party on the direction of a Person purporting to act on behalf of any company would amount to gross negligence or willful misconduct.

16. Survival of Representations. Subject to Section 14, all representations and warranties of Pledgor contained in this Agreement shall survive the execution and delivery of this Agreement.

17. Taxes and Expenses. Each Pledgor will, upon demand, pay to Secured Party, (a) any taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of Secured Party) due and payable or ruled due and payable by any federal or state authority in respect of this Agreement, together with interest and penalties, if any, and (b) all reasonable expenses, including the reasonable fees and expenses of counsel, of Secured Party to the extent (i) incurred by the Secured Party due to such Pledgor’s failure to perform or observe any provisions of this Agreement and (ii) the incurrence of such expenses are necessary for the Secured Party to exercise any of its rights or enforce any of such Pledgor’s obligations under this Agreement.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW.

19. Dispute Resolution.

(a)	Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (“LCIA Rules”) by one or more arbitrators appointed in accordance with the LCIA Rules (the “Arbitral Tribunal”);

(b)

The arbitration shall be conducted by a sole arbitrator unless either party objects, in which case the arbitration shall be conducted by a panel of three arbitrators. Where the arbitration is to be conducted by a sole arbitrator, the parties shall attempt to agree upon the selection of the sole arbitrator. If they cannot reach agreement within 30 days from the commencement of the arbitration, the sole arbitrator shall be appointed by the Court of the LCIA (the “LCIA Court”) in accordance with the LCIA Rules. Where the arbitration is to be conducted by a panel of three arbitrators, each party shall nominate one arbitrator and the two party-nominated arbitrators shall then select the chairman of the Arbitral Tribunal. If the two party-nominated arbitrators are unable to do so within 30 days after the commencement of the arbitration or any mutually agreed extension thereof, the chairman shall be selected by the LCIA Court in accordance with the LCIA Rules;

(c)	The place of arbitration shall be London;

(d)	The language of the arbitration shall be English;

(e)	Each arbitrator shall be licensed to practice law in New York;

(f)	Each party shall have the right to apply to any court of competent jurisdiction and/or to the Arbitral Tribunal for an order or award of interim, provisional or conservatory measures in order to maintain the status quo or to protect its rights or property pending arbitration pursuant to this Agreement or for the purpose of compelling a party to arbitrate and seeking temporary or preliminary relief in aid of an arbitration hereunder, and any such application shall not be deemed incompatible with, or a waiver of, the parties’ agreement to arbitrate;

(g)	The Arbitral Tribunal shall have power to take whatever interim measures it deems necessary, including injunctive relief, specific performance and other equitable relief;

(h)	The award rendered by the Arbitral Tribunal shall be final and binding between the parties and not subject to appeal or other recourse; and

(i)	Recognition and enforcement of any award rendered by the Arbitral Tribunal may be sought in any court of competent jurisdiction.

20. Notice. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to Secured Party:

Weichai America Corp.

Attention: Victory Liu

3100 Golf Road Rolling Meadows

IL 60008

Email: victor.liu@weichaiamerica.com

with a copy (which shall not constitute notice) to:

King & Wood Mallesons

20th Floor, East Tower, World Financial Center

1 Dongsanhuan Zhonglu, Chaoyang District Beijing 100020

People’s Republic of China

Attention: Xu Ping

Email: xuping@cn.kwm.com

and

O’Melveny & Myers LLP

37th Floor, Yin Tai Centre, Office Tower

No. 2 Jianguomenwai Avenue, Beijing 100022

People’s Republic of China

Attention: Ke Geng and Nima Amini

Email: kgeng@omm.com; namini@omm.com

If to Gary Winemaster:

19197 W. Forest Lane

Mundelein, Illinois, 60060

Email: Gary.Winemaster@psiengines.com

If to Kenneth Winemaster:

343 N. Ahwahnee Road

Lake Forest, Illinois 60045

Email: Kenneth.Winemaster@psiengines.com

21. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Stock Pledge Agreement as of the date and year first above written.

WEICHAI AMERICA CORP.

By:	/s/ Huisheng Liu
Name:	Huisheng Liu
Title:	Chairman

[Signature Page to Stock Pledge Agreement]

GARY WINEMASTER

By:	/s/ Gary Winemaster

KENNETH WINEMASTER

By:	/s/ Kenneth Winemaster

[Signature Page to Stock Pledge Agreement]	11